Exhibit 10.3
Transforming transfusion diagnostics.

Private & Confidential Christopher Lindop Chemin De Montoiseau 13B 1299 Cran-Près-Céligny September 19, 2018

Dear Chris,

Contract Amendment

Further to recent conversations in relation to your return to the US, I am writing to confirm that effective October 1, 2018 your employer will be Quotient Limited and our letter of February 20, 2017 will no longer apply.  For the avoidance of doubt, we will transfer employment from Quotient Suisse SA to Quotient Limited and your Employment Agreement dated February 9, 2017 will remain in force.

Due to your return to the US, the following amendments to your Employment Agreement dated February 9, 2017 will be made effective from October 1, 2018:-

2. Executive’s Compensation, Perquisites and Benefits

2.1 Compensation.  In line with local Quotient practice, Base Compensation will be paid in fortnightly installments.  Your first payment will be made on October 5, 2018 which will include payment from October 1, 2018 to October 5, 2018.

2.5 Income Tax – Equalization.  You will continue to be responsible for filing your US and Swiss tax returns.  An external consultant will be provided by the Company to assist you in their preparation.  It is your obligation to pay your US and Swiss taxes.  Quotient will reimburse the difference should your total Quotient income tax exceed what would be paid if you solely worked for Quotient in the US.  For income earned from any other source during your employment with Quotient, the worldwide tax liability on that income will remain your personal responsibility.

3. Place and Hours of Employment

Your normal place of work will be your home office,                                     .  Quotient will from time to time require you to travel and be at other locations for one week a month to fulfill your responsibilities.  You shall work during Quotients regular business hours in the geographic location in which you are working at any given time and otherwise as required to fulfill your duties.

Quotient Suisse SA Registered in Switzerland No. CHE-167.592.818	T +41 22 716 98 00 F +41 22 716 98 01 W quotientbd.com	Business Park Terre B1 Bonne Route de Crassier 13 1262 Eysins, Suisse

4. Relocation Allowance

With effect from October 1, 2018 Clause 4 will no longer be effective as your normal employment location is no longer Switzerland.  For the avoidance of doubt the contract amendment dated April 5, 2018, will also no longer apply.

Furthermore, I can confirm that your current personal car leasing arrangement will be transferred to Quotient Suisse SA as soon as possible.  Once transferred, you will not have any further personal financial liabilities in relation to this vehicle.  Quotient will take full responsibility for the vehicle which will be made available during your business trips to Switzerland.  When you are not in Switzerland, the vehicle will be made available to other Quotient employees travelling to Switzerland.  If the transfer occurs after October 1, 2018, you may reclaim any costs in relation to the leasing and insurance of the vehicle up to the point of transfer through the Company expense process.

All other terms and conditions contained in your Employment Agreement dated February 9, 2017 remain the same.

Please confirm your acceptance of these amendments by signing both copies of this letter and returning one copy to the Human Resources department.

Yours sincerely,

/s/ Franz Walt

Franz Walt

Chief Executive Officer

I agree to the changes to the Terms and Conditions of Employment as outlined above

Signature	/s/ Christopher Lindop	Date	September 19, 2018

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